Exhibit 99.1

27200 West Agoura Road	818.587.4500 Phone
Suite 200	818.587.4591 Fax
Calabasas, CA 91301

Investor Contact: Heather Rowe Tel: (818) 587-4559

hrowe@kytherabiopharma.com

KYTHERA BIOPHARMACEUTICALS ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

LOS ANGELES, October 16, 2012 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today announced the closing of its initial public offering of 5,060,000 shares of its common stock at an initial public offering price of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 660,000 additional shares of common stock. KYTHERA Biopharmaceuticals’ common stock is listed on the NASDAQ Global Select Market under the trading symbol “KYTH.” All of the shares in the offering were offered by KYTHERA Biopharmaceuticals.

J.P. Morgan Securities LLC and Goldman, Sachs & Co. acted as joint book-running managers for the offering.  Leerink Swann LLC acted as lead co-manager and Lazard Capital Markets LLC acted as co-manager.

A copy of the final prospectus relating to the offering may be obtained by contacting J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204; or Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by calling toll-free (866) 471-2526, by facsimile (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 10, 2012. This offering was made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is an injectable drug currently in Phase III clinical development for the reduction of submental fat, which commonly presents as a “double chin.”

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